Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces a Cash Dividend of $0.06 Per Share

Moline, IL, February 13, 2020, QCR Holdings, Inc. (NASDAQ: QCRH) today announced that on February 12, 2020 the Company’s board of directors declared a cash dividend of $0.06 per share payable on April 8, 2020, to holders of common stock of the Company of record on March 20, 2020.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin and Missouri. As of December 31, 2019, the Company had approximately $4.9 billion in assets, $3.7 billion in loans and $3.9 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com